Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended
	September 30,
	2008	2007
Basic:
Average shares outstanding	13,380,969	13,529,069
Net income	$ 824,489	$ 7,317,478
Per share amount	$0.06	$0.54
Diluted:
Average shares outstanding	13,380,969	13,529,069
Net effect of dilutive stock options - based on the treasury stock method using average market price	5,850	90,917
Diluted shares	13,386,819	13,619,986
Net income	$ 824,489	$ 7,317,478
Per share amount	$0.06	$0.54

Note:  Antidilutive stock options totaling 618,945 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2008.  Antidilutive stock options totaling 304,400 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2007.

	Nine Months Ended
	September 30,
	2008	2007
Basic:
Average shares outstanding	13,381,089	13,583,524
Net income (loss)	$(7,996,680)	$22,859,517
Per share amount	$(0.60)	$1.68
Diluted:
Average shares outstanding	13,381,089	13,583,524
Net effect of dilutive stock options - based on the treasury stock method using average market price	NA	102,043
Diluted shares	13,381,089	13,685,567
Net income (loss)	$(7,996,680)	$22,859,517
Per share amount	$(0.60)	$1.67

Note:  Because of the Company's loss from continuing operations, no potential common shares were included in the calculation of diluted earnings per share for the nine months ended September 30, 2008.  Antidilutive stock options totaling 299,400 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2007.